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                         THIRD AMENDMENT
                               TO
                     URBAN SHOPPING CENTERS
                        1993 OPTION PLAN


     A.   BACKGROUND.         Urban Shopping Centers, Inc. (the
"Reit"), a Maryland corporation, is the general partner of Urban Shopping Centers, L.P. (the "Partnership"), an Illinois limited partnership. The Partnership owns a 99 percent interest in Penn Square Mall Limited Partnership ("PSMLP"). PSMLP owns all of the preferred stock of Urban Retail Properties Co. (the "Management Company"), a Delaware corporation. The REIT, the Partnership and the Management Company have adopted the Urban Shopping Centers 1993 Option Plan (the "Plan"), effective as of September 30, 1993. The Board of Directors of the REIT has approved and authorized the execution of this Third Amendment to the Plan (the "Amendment").
     B.   AMENDMENT.          Section 6.7 (a) (ii) of the Plan is
hereby amended in its entirety to read as follows:
          "(ii)     Payment to the Employer of the full
               purchase price for the shares or Units being purchased made in cash or by certified bank check or by promissory note at a market rate of interest payable not later than thirty days after the date of such note."

Effective as of the 24th day of February, 1997.

                              URBAN SHOPPING CENTERS, INC.

                              By:
                                    -------------------------------
                                    Senior Vice President